Exhibit 5.2

Our Ref:             AMS/DNA/KAA1049519/0001/J5148995v5

Delphi Corporation

5725 Delphi Drive

Troy

Michigan 48098

USA

29 March 2012

Dear Sirs

Delphi Automotive PLC (“DA PLC”)

Delphi Automotive Holdings US Limited (“DAHUS”)

(together the “Companies”, and each a “Company”)

1.	Documents opined on

We have been requested to provide our legal opinion on matters of Jersey law in relation to the following documents, of which we have examined scanned executed copies:-

1.1	the indenture dated as of May 17, 2011 between (1) Delphi Automotive LLP (“DA LLP”), (2) Delphi Corporation (the “Issuer”), (3) the other guarantors listed therein (including DAHUS), (4) Wilmington Trust Company (the “Trustee”) and (5) Deutsche Bank Trust Company Americas (the “Agent”) (the “Original Indenture”); and

1.2	the supplemental indenture dated as of November 22, 2011 between (1) DA PLC, (2) the Issuer, (3) DA LLP, (4) the Trustee and (5) the Agent (the “Original Indenture”) supplemental to the Original Indenture (the “Supplemental Indenture”).

The Original Indenture and the Supplemental Indenture are in this Opinion each referred to as a “Document” and together, the “Documents”.

OFFICES: JERSEY • GUERNSEY • LONDON

PARTNERS: Guy Coltman • Nicholas Crocker • Peter German William Grace • Michael Jeffrey • Nicolas Journeaux • John Kelleher Robert MacRae • Simon Marks • Paul Matthams • Robert Milner Daniel O’Connor • Alexander Ohlsson • Marcus Pallot Christopher Philpott • Edward Quinn • Siobhan Riley • Robin Smith Paul Sugden	47 Esplanade St Helier Jersey JE1 0BD	Telephone: Facsimile: E-mail:	+44(0) 1534 888900 +44(0) 1534 887744 info@careyolsen.com

Delphi Corporation

29 March 2012

2.	Other documents examined

We have examined all such other documents as we have considered necessary or advisable for the purpose of giving this Opinion, including the following:-

2.1	the Registration Statement on Form S-4 dated 1 March 2012 to be filed with the Securities and Exchange Commission in relation to the registration of 5.875% Senior Notes due 2019 and 6.125% Senior Notes due 2021 issued by the Issuer (the “Registration Statement”);

2.2	the public records of each Company on file and available for inspection at the office of the Registrar of Companies in Jersey on the date hereof (together the “Public Records”);

2.3	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of each Company;

2.4	a certificate of a duly authorised signatory or director of each Company (the “Authorised Signatory’s Certificates”) relating to certain matters, together with, in each case, a copy of the minutes of a meeting of the board of managers or, as the case may be, directors of such Company (the “Minutes”) referred to therein relating to the Document to which such Company is a party; and

2.5	an opinion of Allen & Overy Luxembourg dated 17 May 2011 relating to, inter alia, the entry by DAHUS (when it was a company incorporated in Luxembourg) into the Original Indenture (the “Luxembourg Opinion”) together with a related reliance letter from Allen & Overy Luxembourg dated 29 February 2012, attached as Annex A hereto.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:-

3.1.1	that all parties other than the Companies have or had at the relevant time the capacity, power, authority and intention to enter into the documents to which they are a party and that such parties have duly authorised, executed and delivered those documents and that those documents have been dated;

3.1.2	the genuineness and authenticity of all signatures and seals on all documents and the completeness and conformity to original documents of all copies submitted to us;

Delphi Corporation

29 March 2012

3.1.3	due compliance with all matters of the law of the State of New York, by which law the Documents are expressed to be governed and construed;

3.1.4	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinions expressed hereunder;

3.1.5	due compliance with all matters of Luxembourg law with respect to DAHUS, in which jurisdiction DAHUS was incorporated at the time of authorisation and execution of the Original Indenture;

3.1.6	that all documents or information required to be filed or registered by or in relation to each Company at the office of the Registrar of Companies in Jersey have been filed and appear on the file there kept in respect of that Company;

3.1.7	the accuracy and completeness of each Authorised Signatory’s Certificate construed as if the expression “to the best of my knowledge and belief” or similar did not appear therein, and of all statements as to matters of fact contained in the documents referred to in paragraphs 1 and 2 above, as at the date of this Opinion; and

3.1.8

that in resolving that a Company enter into the Document to which it is party and the transaction(s) documented or contemplated thereby the directors or, as the case may be, managers of that Company were acting with a view to the best interests of that Company and were otherwise exercising their powers in accordance with their duties

Delphi Corporation

29 March 2012

under all applicable laws and that each Company remains solvent (meaning that each Company will be able to discharge its liabilities as they fall due) after entering into the Documents and the transaction(s) documented or contemplated thereby.

3.2	We have not independently verified the above assumptions.

4.	Opinion

On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us we are of the following opinion:-

4.1	Each Company is duly incorporated and validly existing under the laws of Jersey.

4.2	Each Company has the corporate power and capacity to enter into the Document to which it is party and has taken the corporate and other action necessary under the laws of Jersey to authorise the acceptance and due execution of the Document to which it is party and the acceptance and performance of its obligations under the Document to which it is party.

4.3	Each Company has duly executed and delivered the relevant Document.

4.4	A search of the Public Records today revealed no evidence of any current resolutions for winding up or dissolution of either Company and no evidence of the appointment of any liquidator in respect of either Company or any of its assets.

4.5	The office of the Viscount in Jersey has confirmed in response to our enquiry made today that the property of neither Company has been declared to be en désastre.

5.	Qualifications

The observations and qualifications referred to above are as follows:-

5.1	We offer no opinion on whether the execution of, or acceptance or performance of a Company’s obligations under, the Documents will or may result in the breach of or otherwise infringe any other agreement, deed or document (other than that Company’s Memorandum and Articles of Association) entered into by or binding on that Company.

5.2	The search of the Public Records referred to in paragraph 4.4 above is not conclusively capable of revealing whether or not:-

5.2.1	a winding up order has been made or a resolution passed for the winding up of a Company; or

Delphi Corporation

29 March 2012

5.2.2	an order has been made or a resolution passed appointing a liquidator in respect of a Company,

as notice of these matters might not be filed with the Registrar of Companies in Jersey immediately and, when filed, might not be entered on the public record of the relevant Company immediately.

5.3	The enquiry at the office of the Viscount referred to in paragraph 4.5 above relates only to the property of a Company being declared to be en désastre. There is no formal procedure for determining whether a Company has otherwise become bankrupt as defined in the Interpretation (Jersey) Law 1954 as amended.

6.	Governing law, limitations, benefit, disclosure and reliance

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein. This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction. Insofar as this Opinion involves matters governed by the laws of Luxembourg, we have relied, without independent investigation, on the Luxembourg Opinion.We assume no obligation to advise you (or any other person), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.2	We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the US Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen

Carey Olsen

Delphi Corporation

29 March 2012

ANNEX A

To: Carey Olsen 47 Esplanade St. Helier Jersey JEI 0BD	Avocats à la Cour 33 avenue J.F. Kennedy L-1855 Luxembourg PO Box 5017 L-1050 Luxembourg Tel +352 4444 55 1 Fax +352 4444 55 222 Marc.feider@allenovery.com

Our ref                0064764-0000094 LU:4992558.3

Luxembourg, 29 February 2012

Reliance letter

Dear Sirs,

We acted in 2011 in connection with the Agreements (as defined in the Luxembourg Capacity Opinion (as defined below)) as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Delphi Holdings S.à r.l., private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B 148.357 (the Company). We understand that the Company has since the issuance of the Luxembourg Capacity Opinion (itself as defined below) become a Jersey company named Delphi Automotive Holdings US Limited.

We had been required to issue a Luxembourg capacity opinion on 17 May 2011 (the Luxembourg Capacity Opinion). We attach a copy of the Luxembourg Capacity Opinion for the purposes of this letter only.

We understand that it is proposed that certain 5.875% Senior Notes due 2019 and certain 6.125% Senior Notes due 2021 issued by Delphi Corporation will be registered under the US Securities Act of 1933 (the Transaction). In the context of the Transaction, we understand that the United States Securities and Exchange Commission (SEC) requires a Jersey law capacity and due authorisation opinion in respect of the Company (the Jersey Capacity Opinion) to be filed together with the Form S-4 registration statement under the US Securities Act of 1933.

For the purposes of the Jersey Capacity Opinion that you will issue, we confirm that you may rely on the Luxembourg Capacity Opinion in relation to the Company’s capacity and due authorisation of the execution of the Agreements as if it had been originally made to you, on the basis that:

1.1	the Luxembourg Capacity Opinion refers to the position as at the date it was originally issued; and

1.2	we have taken no action to review or update the Luxembourg Capacity Opinion since the date it was originally issued.

This letter is given for your benefit only for the purpose of the issuance of the Jersey Capacity Opinion and may not be relied upon or disclosed for any other purpose.

We agree that this reliance letter may be attached to the Jersey Capacity Opinion as an annex.

Yours faithfully,

/s/ Marc Feider

Marc Feider

Avocat à la Cour

Partner

Annex: the Luxembourg Capacity Opinion

[ALLEN & OVERY LUXEMBOURG LETTERHEAD]

To: J.P. Morgan Securities LLC, Citigroup Global Markets Inc.,

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith

Incorporated, Deutsche Bank Securities Inc., Credit Suisse

Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley

& Co. Incorporated, Scotia Capital (USA) Inc. and UniCredit

Capital Markets LLC (together the Addressees)

Our ref                 0101069-0000001 LU:4247520.4

Luxembourg, 17 May 2011

Capacity opinion

Dear Sirs,

1.	We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Delphi Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B 148.357 (the Company), in connection with the Agreements (as defined below).

This legal opinion addresses certain matters relating to the Addressees and has been addressed to them in connection with these matters. In this regard, we note that we have not advised the Addressees on the contents of the Agreements (as defined below) and we have not assisted the Addressees in any way in relation to the negotiation of the Agreements or the transactions contemplated thereby. This legal opinion will therefore not necessarily address all the concerns or interests of the Addressees. We exceptionally accept addressing this legal opinion to the Addressees solely in relation to the matters opined on herein, but the giving of this legal opinion is not to be taken as implying that we owe the Addressees any duty of care in relation to the Agreements, the transactions contemplated by the Agreements or its commercial or financial implications. Notwithstanding the provision of this legal opinion, we expressly reserve the right to represent and advise the Company (if the Company so requests) in relation to any matters affecting the Agreements at any time now or in the future (whether or not separate legal advisors are retained on any such matters by the Addressees) and the fact that we have provided this legal opinion to the Addressees shall not cause us any conflict of interests in relation to the giving of any such advice. We shall have no obligation to advise the Addressees in the future on any of the matters referred to in this legal opinion.

2.	We have examined, to the exclusion of any other document, copies of the documents listed below:

2.1.	a copy of the restated articles of association (statuts coordonnés) of the Company as at 25 November 2009 (the Articles);

2.2.	a negative certificate (certificat négatif) issued by the Register in respect of the Company, dated 17 May 2011, stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de faillite) (the Certificate);

2.3.	a scanned copy of the written resolutions taken by the board of managers of the Company on 9 May 2011 (the Resolutions);

2.4.	a purchase agreement governed by the laws of the State of New York dated 10 May 2011 entered into by and between, Delphi Corporation (the Issuer), the Company, the other guarantors listed in Schedule

2 of the Purchase Agreement (together with the Company, the Guarantors), J.P. Morgan Securities LLC, as Representative (as defined therein) and the initial purchasers listed in Schedule 1 thereof (the Initial Purchasers) (the Purchase Agreement);

2.5.	an indenture governed by the laws of the State of New York dated 17 May 2011, entered into by and between, the Issuer, the Guarantors, Wilmington Trust Company, as Trustee and Deutsche Bank Trust Company Americas, as Registrar, Paying Agent and Authenticating Agent (the Indenture); and

2.6.	a registration rights agreement governed by the laws of the State of New York, dated 17 May 2011, entered into by and between the Issuer, the Guarantors and the Initial Purchasers (the Registration Agreement).

The documents listed in paragraphs 2.4, 2.5 and 2.6 (inclusive) above are herein collectively referred to as Agreements in this legal opinion. The term “Agreements” includes, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.

3.	In giving this legal opinion, we have assumed, and we have not verified independently:

3.1.	the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed have in fact signed (and had the general legal capacity to sign) these documents;

3.2.	that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Agreements;

3.3.	that all authorisations, approvals and consents of any country (other than Luxembourg) which may be required in connection with the execution, delivery and performance of the Agreements have been or will be obtained;

3.4.	that the place of the central administration (siège de l’administration centrale), the principal place of business (principal établissement) and the centre of main interests (as defined in Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended (the EU Insolvency Regulation)) of the Company are located at the place of its registered offices (siège statutaires) in Luxembourg and that the Company has no establishment (as such term is defined in the EU Insolvency Regulation) outside Luxembourg;

3.5.	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

3.6.	that the entry into and performance of the Agreements are for the corporate benefit (intérêt social) of the Company;

3.7.	that no steps have been taken pursuant to any insolvency, bankruptcy, liquidation or equivalent or analogous proceedings to appoint an administrator, bankruptcy receiver, insolvency officer or liquidator over the Company or its assets and that no voluntary or judicial winding-up or liquidation of the Company has been resolved or become effective at the date hereof. In respect of the Company, we refer to the Certificate;

3.8.	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

3.9.	that the Agreements have in fact been signed by David M. Sherbin in his capacity as A manager of the Company;

3.10.	that the Articles have not been modified since the date referred to in paragraph 2.1 above;

3.11.	that all managers signed the Resolutions; the Resolutions have not been amended, rescinded, revoked or declared null and void and each member of the board of managers of the Company has carefully considered the entry into and performance of the Agreements before signing the Resolutions;

4.	Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof:

4.1.	Status

The Company is a private limited liability company (société à responsabilité limitée) formed for an unlimited duration and legally existing under the laws of Luxembourg.

4.2.	Power, authority and authorisation

The Company has the corporate power and authority to enter into and perform the obligations expressed to be assumed by it under the Agreements and has taken all necessary corporate actions to authorise the execution of the Agreements.

4.3.	Execution

The Agreements have been duly executed on behalf of the Company.

4.4.	Non-conflict

The execution, delivery and performance by the Company, and the compliance with the terms, of the Agreements do not violate any applicable law of Luxembourg relating to private limited liability companies generally or the Articles.

4.5.	Certificate

According to the Certificate, on the day immediately prior to the issuance of the Certificate, no court order has been recorded with the Register pursuant to which the Company had been adjudicated bankrupt (faillite), or become subject to, or benefited from, a reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de faillite).

4.6.	Consents

No authorisations, approvals, licenses, filings, registrations or other requirements of any authority in Luxembourg are required in connection with the entry by the Company into the Agreements.

5.	The above opinions are subject to the following qualifications:

5.1.	The rights and obligations of the Company may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2.	A search at the Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite) or judicial liquidation or similar action has been adopted or made.

5.3.	The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations) unless the company proves that the relevant third parties had prior knowledge thereof.

5.4.	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Agreements. We express no opinion on matters of fact.

5.5.	We express no opinion whatsoever on the legal validity and the enforceability of the Agreements.

6.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom.

7.	This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can only be brought exclusively before the courts of Luxembourg.

Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

This legal opinion is given to you exclusively in connection with the Agreements and may not be relied upon by you for any other purpose. You may not give copies of this legal opinion to others, or enable or allow any person or persons to quote, rely upon or otherwise use part or all of this legal opinion without our prior written permission. Notwithstanding the foregoing, the Trustee and the Registrar, Paying Agent and Authenticating Agent may rely on the opinions set forth in paragraphs 4.1, 4.2 and 4.3 above.

Yours faithfully,

/s/ Pierre Schleimer

Pierre Schleimer

Advocat à la Cour

Partner